EXHIBIT 99.3

AUA abstract

Word Count: 2280 characters (not including spaces, but including title) allowed; current draft has 2261 characters.

Hypogonadal Men with Sexual Function Disorder Benefit from LPCN 1021 (Oral Testosterone) – SOAR (Study of Androgen Replacement) Trial

Culley C. Carson, MD1, Mohit Khera, MD2, Adrian S Dobs, MD, MHS3, Christina Wang, MD4, Jed C. Kaminetsky, MD5, Irwin Goldstein, MD6, Anthony DelConte, MD7,8, Nachiappan Chidambaram8, Satish Nachaegari8, Mahesh Patel8, Martin M. Miner, MD9

1Department of Urology, University of North Carolina, Chapel Hill, NC,2Baylor College of Medicine, Houston, TX, 3Johns Hopkins University School of Medicine, Baltimore, MD,4Harbor-UCLA Medical Center and Los Angeles Biomedical Research Institute, Torrance, CA, 5University Urology Associates, New York, NY, 6Alvarado Hospital, San Diego, CA, 7Saint Joseph’s University, Philadelphia, PA, 8Lipocine, Inc. Salt Lake City, UT, 9Brown University and the Miriam Hospital, Providence, RI

Introduction:  Sexual dysfunction (SD) has been associated with hypogonadism.1 Testosterone (T) therapy is indicated for treating hypogonadism and related symptoms. However, topical or parenteral T formulations are associated with inadvertent T transference, poor compliance, and superphysiologic T levels in some patients. There is a need for T formulations that improve patient compliance, mitigate transference, and achieve more consistent serum T levels. LPCN 1021 is a novel oral T undecanoate formulation assessed in a Phase 3 (SOAR) trial that may avoid some of the undesirable attributes of non-oral T formulations.

Methods:  SOAR is a randomized, active–controlled, 2-arm, 12-month, open-label, multicenter, dose-titration trial that included 314 hypogonadal (T<300ng/dl on 2 separate days) men between 18 and 80 years old.  Participants were randomized to either LPCN 1021 (n=210) or T gel 1.62% (n=104).  Of the 314 hypogonadal men, 88 (28%) had SD at baseline. Subjects with baseline SD had poorer quality erections (p=0.011) and more difficulty maintaining erections (p=0.017) than hypogonadal subjects without SD. The LPCN 1021 dose could be titrated up (e.g. if T Cave, 24h <300 mg/dL) or down (e.g. if T Cmax was >1500 mg/dL) at Weeks 4 and 8 based on 24 h PK, if required. T gel 1.62% was titrated based on manufacturer’s instruction. Sexual function and mood changes were assessed by the Psychosexual Daily Questionnaire (PDQ) for 7 days preceding visits. Quality of life (QoL) was assessed by the SF-36 questionnaire at Weeks 1 and 52 (end of study).

Results:  Hypogonadal subjects with SD were significantly older (p=0.001), and had lower serum estradiol levels (p=0.043); baseline T levels were not significantly different. Sexual desire and activity, which were similar in both groups at baseline, improved to a similar extent in each group. In men with and without SD, LPCN 1021 significantly improved penile rigidity (p<0.001 and p=0.028, respectively) and ability to maintain an erection (p<0.001 and p=0.007, respectively). Non-significant differences were observed for the same with T gel 1.62%. In addition, LPCN 1021 significantly improved depressed mood (p=0.002), mental health (p=0.023) and mental component summary (p=0.008) in hypogonadal subjects with SD.

Conclusions: Twice daily administration of oral LPCN 1021 over 52 weeks improved several parameters of sexual function in hypogonadal men with SD prior to treatment.

1Cunningham GR, et al. J Clin Endocrinol Metab. 2015 Mar;100(3):1146-55.